CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 7 to the Registration Statement on Form N-4, 333-179335 of RiverSource® RAVA 5 Advantage® Variable Annuity/RiverSource ® RAVA 5 Select®Variable Annuity/RiverSource® RAVA 5 Access® Variable Annuity (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013) of our report dated April 21, 2015 relating to the financial statements of RiverSource Life Insurance Co. of New York and our report dated April 22, 2015 with respect to the financial statements of RiverSource of New York Variable Annuity Account, which appear in Post-Effective Amendment 4 to the Registration Statement on Form N-4, 333-186220. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
April 27, 2015